Exhibit (a)(1)(iv)

Form of Letter from the Company to Unitholders
in Connection with the Company’s Acceptance of Units

NORTH HAVEN PRIVATE INCOME FUND LLC

1585 Broadway

New York, NY 10036

[DATE]

[UNITHOLDER NAME/ADDRESS]

Dear Unitholder:

This letter serves to inform you that North Haven Private Income Fund LLC (the “Company”) has received and accepted for purchase your tender of Units in the Company as set forth below:

Accepted Class S Units	[ ]
Offer to Purchase dated	February 10, 2023
Valuation Date	March 31, 2023

In accordance with the terms of the tender offer, a non-interest bearing, non-transferable promissory note (the “Note”), will be issued in respect of the purchase of your Units and will be held on your behalf by State Street Bank and Trust Company, the Company’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the Units accepted for purchase as of March 31, 2023.

If you have any questions, please contact the Company at nhpif@seic.com or the Company’s Transfer Agent at State Street Bank and Trust Company, Attention: North Haven Private Income Fund, 1 Heritage Drive, Mailstop OHD0100, North Quincy, MA 02171, Phone: 877-463-2189 Fax: 617-937-3051.

Sincerely,

North Haven Private Income Fund LLC